Exhibit 10.2

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into on March 10, 2025 (the “Effective Date”), by and between Nasdaq, Inc. (the “Company”) and Tal Cohen (the “Executive”).
In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:
1.Term of Agreement. Subject to Section 8 below, the term of this Agreement shall commence on the Effective Date and end on January 1, 2030 (the “Term”). The Term may be extended by mutual agreement of the parties. In the event of a Change in Control (as defined in Section 8(g)), the Term shall automatically be extended until the end of the CIC Protection Period (as defined in Section 8(g)) below if the Term would otherwise expire during such CIC Protection Period absent the extension.
2.Position.
(a)Duties. The Executive shall serve as the Company’s President and shall have such other duties as agreed to by the Executive, the Chair and Chief Executive Officer (the “CEO”), and the Board of Directors of the Company (the “Board”). In such position, the Executive shall have such duties and authority as shall be determined from time to time by the CEO and the Board and as shall be consistent with the bylaws of the Company as in effect from time to time. During the Term, the Executive shall devote his full time and best efforts to his duties hereunder. The Executive shall report directly to the CEO. The scope, duties and responsibilities of the role will be evaluated at least annually and increased, as appropriate, based on performance in the role.
(b)Company Code of Ethics. The Executive shall comply in all respects with the Company’s Code of Ethics and all applicable corporate policies referenced in the Code of Ethics, as may be amended from time to time (the “Code of Ethics”). The Executive may, in accordance with the Code of Ethics, (i) engage in personal activities involving charitable, community, educational, religious or similar organizations, (ii) may engage in board service for an organization that is not a Competitive Business (as defined below) with the CEO’s prior written consent (which shall not be unreasonably withheld); provided that such board service does not unreasonably interfere with the performance of Executive’s duties and responsibilities and (iii) manage his personal investments; provided, however, that, in each case, such activities are in all respects consistent with applicable law, the Continuing Obligations Agreement attached as Exhibit A (“Continuing Obligations Agreement”), and Section 9 below.
3.Base Salary. During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than $750,000. The Base Salary shall be payable in regular payroll installments in accordance with the Company’s payroll practices as in effect from time to time (but no less frequently than monthly). The Management Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary at least annually and may (but shall be under no obligation to) increase (but not decrease) the Base Salary on the basis of such review.
4.Annual Bonus.

(a)Annual Bonus. For each calendar year during the Term, the Executive shall be eligible to participate in the Executive Corporate Incentive Plan of the Company (the “Bonus Program”) in accordance with the terms and provisions of such Bonus Program as established from time to time by the Compensation Committee and pursuant to which the Executive will be eligible to earn an annual cash bonus (the “Annual Bonus”). Pursuant to the terms of the Bonus Program, the Executive shall be eligible to earn, for each full calendar year during the Term, a target Annual Bonus of not less than 200% of Base Salary (the “Target Bonus”) based upon the achievement of one or more performance goals established for such year by the CEO and the Compensation Committee. The Executive shall have the opportunity to make suggestions to the CEO and the Compensation Committee prior to the determination of the performance goals for the Bonus Program for each performance period, but the Compensation Committee will have final power and authority concerning the establishment of such goals. The CEO and the Compensation Committee shall review the Target Bonus at least annually and may (but shall be under no obligation to) increase (but shall not decrease) the Target Bonus on the basis of such review. The Target Bonus for each year during the Term shall never be less than the Target Bonus for the immediately preceding year.
(b)Timing of Annual Bonus. The Annual Bonus for each year shall be paid to the Executive as soon as reasonably practicable following the end of such year, but in no event later than March 15th following the end of the calendar year to which such Annual Bonus relates.
5.Equity Compensation.
(a)Annual Equity Award. Based on the Compensation Committee’s evaluation of the performance of the Company and Executive, peer group market data, internal equity and consistent with past practices with respect to the combined aggregate value of the grants of options, restricted share units and performance share units, the Executive shall be eligible to receive an annual equity compensation award (an “Annual Equity Award”), in accordance with the terms and provisions of the Company’s Equity Incentive Plan (the “Stock Plan”), which has been adopted by the Board and may from time to time be amended. The applicable provisions of the Stock Plan and each equity award agreement to be executed by the Executive and the Company (to the extent not inconsistent with this Agreement) shall govern the treatment of the equity awards. The Executive shall receive an Annual Equity Award for 2025 with a target value at the time of grant of not less than $6,000,000.
(b)One-Time Equity Award. Within thirty (30) days of the Effective Date of this Agreement, the Executive shall be granted a one-time equity award with a target value at the time of grant of $7,000,000 (the “One-Time Equity Award”). The One-Time Equity Award shall be comprised of 50% Restricted Stock Units (“RSUs”) and 50% Performance Share Units (“PSUs”), as these terms are defined in the Stock Plan. The RSUs shall vest as to 33% on the first anniversary of the grant date; 33% on the second anniversary of the grant date; and the remainder on the third anniversary of the grant date, subject to the Executive’s continued employment on each vesting date (except as provided herein). The PSUs shall vest on December 31, 2027, subject to the Executive’s continued employment on the vesting date and achievement of the performance goals set forth in the applicable equity award agreement, except as set forth below. The applicable provisions of the Stock Plan and of each equity award agreement to be executed by the Executive and the Company (to the extent not inconsistent with this Agreement) shall govern the treatment of this equity award.
6.Employee Benefits. During the Term, and except as otherwise noted herein, the Company shall provide the Executive with benefits on the same basis as benefits are generally made available to other senior executives of the Company, including, without limitation, medical, dental, vision, disability and life insurance, financial and tax planning services and retirement benefits.
7.Business and Other Expenses.
(a)Business Expenses. During the Term, the Company shall reimburse the Executive for reasonable business expenses incurred by him in the performance of his duties hereunder in accordance with the policy established by the Company. Upon presentation of appropriate documentation, the Company shall reimburse the Executive for up to $15,000 in attorney fees relating to the negotiation and execution of this Agreement.
8.Termination. Notwithstanding any other provision of this Agreement, subject to the further provisions of this Section 8, the Company may terminate the Executive’s employment or the Executive may resign such employment for any reason or no stated reason at any time, subject to the notice and other provisions set forth below:
(a)Generally. In the event of the termination of the Executive’s employment for any reason, the Executive shall receive payment of (i) any unpaid Base Salary through the Date of Termination (as defined below), to be paid in accordance with Section 3 above and (ii) any earned but unpaid Annual Bonus with respect to the calendar year ended prior to the Date of Termination, payable in accordance with Section 4(b) (the “Base Obligations”). In addition, in the event of the Executive’s termination of employment, the applicable provisions of the Company’s Stock Plan or each equity award agreement executed by the Executive and the Company shall govern the treatment of the equity awards.
For purposes of this Agreement, “Date of Termination” means (i) in the event of a termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason, the date specified in a written notice of termination (or, if not specified therein, the date of delivery of such notice), but in no event earlier than the expiration of the cure periods set forth in Section 8(b)(ii) or 8(b)(iii) below, respectively; (ii) in the event of a termination of the Executive’s employment by the Company without Cause, the date specified in a written notice of termination (or if not specified therein, the date of delivery of such notice); (iii) in the event of a termination of the Executive’s employment by the Executive without Good Reason, the date specified in a written notice of termination, but in no event less than sixty (60) days following the date of delivery of such notice; (iv) in the event of a termination of the Executive’s employment due to Permanent Disability (as defined below), the date the Company terminates the Executive’s employment following the certification of the Executive’s Permanent Disability; (v) in the event of a termination of employment due to the Executive’s death, the date of the Executive’s death; or (vi) in the event of a termination of Executive’s employment due to Retirement (as defined below), the earlier to occur of (1) the last day of the Retirement Notice Period (as defined below) or (2) the date specified in a written notice of termination by the Company, in each case pursuant to Section 8(c).

(b)Termination by the Company Without Cause or by the Executive for Good Reason Other Than in Connection with Change in Control.
(i)The Executive’s employment hereunder may be terminated by the Company without Cause or by the Executive for Good Reason on or before the last day of the Term. Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason pursuant to this Section 8(b), which occurs more than six months prior to a Change in Control or at least two years after a Change in Control, the Executive shall, subject to Section 8(i) below, be entitled to receive, in addition to the Base Obligations, the following payments and benefits (the “Severance Benefits”):
(A)Severance Payment. The Company shall pay the Executive an amount (the “Severance Payment”) equal to the sum of (I) one and one half (1.5) times the Base Salary paid to the Executive with respect to the calendar year immediately preceding the Executive’s Date of Termination, (II) one and one half (1.5) times the Target Bonus and (III) a pro rata Target Bonus with respect to the calendar year in which the Date of Termination occurs, determined in accordance with the Pro-Rata Target Bonus Calculation (the “Pro-Rata Target Bonus”).
“Pro-Rata Target Bonus Calculation” is determined by multiplying the Executive’s Target Bonus under Section 4(a) for the fiscal year in which the Date of Termination occurs by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is the total number of days in the calendar year.
The Severance Payment (other than the Pro-Rata Target Bonus) is payable, subject to Section 12(h), in substantially equal monthly installments for the twelve (12)-month period following the Executive’s Date of Termination, with the first installment to be paid in the month following the month in which the Release Effective Date occurs; provided, however, (consistent with the requirements of Section 409A), that if the sixty (60)-day period described in Section 8(i) below begins in one calendar year and ends in another, the first installment of the Severance Payment shall be paid not earlier than January 1 of the calendar year following the Date of Termination (the period during which the Severance Benefits are paid being the “Severance Period”). The Pro-Rata Target Bonus shall be paid, subject to Section 12(h), in a lump sum within thirty (30) days following the Release Effective Date (provided that if the sixty (60)-day period described in Section 8(i) below begins in one calendar year and ends in another, the Pro-Rata Target Bonus shall be paid not earlier than January 1 of the calendar year following the Date of Termination); and
(B)Equity Vesting. The Executive shall, subject to Section 8(i), be entitled to receive twelve (12) months of continued vesting of outstanding PSUs, stock options and RSUs. Any performance-based vesting will be based on actual performance goals during the respective performance periods. Any stock options will remain exercisable for twenty-four (24) months after the Date of Termination (but no later than its original scheduled expiration date).
(C)Health Care Coverage Payments. Provided that the Executive timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company agrees to continue to pay the employer’s share of the medical, dental and vision premiums for the Executive and his eligible dependents from the expiration date of the Executive’s coverage under the Company plan (which is at the end of month in which the Executive’s Date of Termination occurs), for eighteen (18) months (“COBRA Continuation Period”).  The Executive will still be responsible for paying the employee share of the premium as specified by the plan administrator. If, during the COBRA Continuation Period, the Executive begins work with an employer who provides health insurance benefits for which the Executive is eligible, the Company’s obligation under this section shall forever cease upon the expiration of the waiting period (if any) for entitlement to insurance coverage through the Executive’s new employer.  The Executive agrees to promptly notify the Company in writing within seven (7) days of the Executive’s commencement of full-time employment during the COBRA Continuation Period.  In any event, and notwithstanding any provision to the contrary in this section, the Company shall have no obligation to make any payments for COBRA premiums paid for health insurance coverage beyond the expiration of the COBRA Continuation Period.
(D)Other Benefits. The Company will make a one-time cash payment to the Executive in the amount of $45,000 to subsidize the cost of continuation of financial and tax services for a period of twenty-four (24) months following the Date of Termination.
All other benefits, if any, due the Executive following termination pursuant to this Section 8(b) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company. The Severance Benefits are payments and benefits to which the Executive is not otherwise entitled, are given in consideration for the Release (as described in Section 8(i) below) and are in lieu of any severance plan, policy or program of the Company or any of its subsidiaries that may now or hereafter exist. The payments and benefits to be provided pursuant to this Section 8(b)(i) shall constitute liquidated damages and shall be deemed to satisfy and be in full and final settlement of all obligations of the Company to the Executive under this Agreement. The Executive acknowledges and agrees that such amounts are fair and reasonable, and are his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder. If, during the Severance Period, the Executive breaches in any material respect any of his obligations under Section 9, or the Continuing Obligations Agreement, the Company may, upon written notice to the Executive (x) terminate the Severance Period and cease to make any further payments of the Severance Payment and (y) cease any health care coverage payments, except in each case as required by applicable law.
(ii)For purposes of this Agreement, “Cause” shall mean (A) the Executive’s conviction of, or pleading nolo contendere to, any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company property (with the exception of minor traffic violations or similar misdemeanors); (B) the Executive’s repeated neglect of his duties to the Company; or (C) the Executive’s willful misconduct in connection with the performance of his duties or other material breach by the Executive of this Agreement provided that the Company may not terminate the Executive’s employment for Cause unless (x) the Company first gives the Executive written notice of its intention to terminate and of the grounds for such termination within ninety (90) days following the date the Board is informed of such grounds at a meeting of the Board and (y) the Executive has not, within thirty (30) days following receipt of such notice, cured such Cause (if capable of cure) in a manner that is reasonably satisfactory to the Board.
(iii)For purposes of this Agreement, “Good Reason” shall mean the Company (A) reducing the Executive’s position, duties, or authority, other than during the Retirement Notice Period; (B) failing to secure the agreement of any successor entity to the Company that the Executive shall continue in his position without reduction in position, duties or authority; (C) relocating the Executive’s principal work location beyond a fifty (50)-mile radius of his work location as of the Effective Date (provided that this

Clause (C) shall apply only to a relocation that occurs during the two-year period beginning upon a Change of Control, as defined below, and ending two years thereafter); or (D) committing any other material breach of this Agreement; provided, however, that the occurrence of a Change in Control, following which the Company continues to have its common stock publicly traded and the Executive is offered continued employment as an executive officer with substantially the same duties and authority as he has hereunder of such publicly traded entity, shall not be deemed to give rise to an event or condition constituting Good Reason; and provided, further, that no event or condition shall constitute Good Reason unless (x) the Executive gives the Company a Notice of Termination specifying his objection to such event or condition within ninety (90) days following the occurrence of such event or condition, (y) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to the Executive within thirty (30) days following the Company’s receipt of such notice and (z) the Executive resigns from his employment with the Company not more than thirty (30) days following the expiration of the thirty (30)-day period described in the foregoing clause (y).
(c)Retirement
(i)Once the Executive has reached the age of fifty-five (55) and completed at least ten years of service with the Company, the Executive may terminate his employment without Good Reason and such termination of employment shall be deemed a termination due to retirement (“Retirement”) by providing the Company with twelve (12) months’ written notice (or such shorter period as may be approved by the Board) (the “Retirement Notice Period”) of such termination pursuant to Section 12(f) of this Agreement; provided that the Executive may not provide notice of Retirement any earlier than January 1, 2027; and provided, further, that the Executive’s Retirement may not occur prior to January 1, 2028. The Term shall automatically be extended until the end of the Retirement Notice Period, if notice is given less than one year prior to the end of the Term. In the event of a termination due to Retirement, the Company may, it its sole and absolute discretion, by written notice pursuant to Section 12(f) of this Agreement, accelerate the Date of Termination without changing the characterization of such termination as a Retirement; and more specifically, such written notice and acceleration shall not constitute a termination without Cause by the Company nor provide a basis for a claim of Good Reason. Upon the termination of the Executive’s employment pursuant to this Section 8(c), the Executive shall, subject to Section 8(i) below, be entitled to receive, in addition to the Base Obligations, the following payments and benefits:
(A)Payments. The Executive shall be entitled to receive continued Base Salary through the end of the Retirement Notice Period and a pro-rata Target Bonus, determined in accordance with the Pro-Rata Retirement Target Bonus Calculation and payable, subject to Section 12(h), in a lump sum within thirty (30) days following the Release Effective Date (provided that if the sixty (60)-day period described in Section 8(i) below begins in one calendar year and ends in another, the pro rata Target Bonus shall be paid not earlier than January 1 of the calendar year following the Date of Termination). For the avoidance of doubt, the Executive shall also remain entitled to any Annual Bonus for a year that ends during the Retirement Notice Period, the amount of which to be calculated in accordance with the Bonus Program for such year and without any adjustment as a result of the Executive’s decision to elect Retirement.
“Pro-Rata Retirement Target Bonus Calculation” is determined by multiplying the Executive’s Target Bonus under Section 4(a) by a fraction, the numerator of which is the number of days in the fiscal year in which the last day of the Retirement Notice Period occurs through the last day of the Retirement Notice Period and the denominator of which is the total number of days in the calendar year.
(B)Equity Vesting. The Executive shall be entitled to continued vesting of all outstanding forms of equity compensation issued prior to the commencement of the Retirement Notice Period as though the Executive were employed through the applicable vesting dates (“Continued Vesting Period for Retirement”), with PSUs vesting based on actual performance goals during the respective performance periods. Any vested stock options shall remain exercisable until the expiration date specified in the applicable award agreement. Notwithstanding anything to the in the Stock Plan and the equity award agreement, any forms of equity compensation granted during the Retirement Notice Period shall be prorated based on the time elapsed between the vesting commencement date and the last day of the Retirement Notice Period, with PSUs vesting based on actual performance goals during the applicable performance period.
(C)Health Care Coverage Payments. Provided that the Executive timely elects to continue COBRA coverage, the Company agrees to continue to pay the employer’s share of the medical, dental and vision premiums for the Executive and his eligible dependents for the COBRA Continuation Period.  The Executive will still be responsible for paying the employee share of the premium as specified by the plan administrator.  If, during the COBRA Continuation Period, the Executive begins work with an employer who provides health insurance benefits for which the Executive is eligible, the Company’s obligation under this section shall forever cease upon the expiration of the waiting period (if any) for entitlement to insurance coverage through the Executive’s new employer.  The Executive agrees to promptly notify the Company in writing within seven (7) days of the Executive’s commencement of full-time employment during the COBRA Continuation Period.  In any event, and notwithstanding any provision to the contrary in this section, the Company shall have no obligation to make any payments for COBRA premiums paid for health insurance coverage beyond the expiration of the COBRA Continuation Period.
(D)Other Benefits. The Company will make a one-time cash payment to the Executive in the amount of $45,000 to subsidize the cost of continuation of financial and tax services for a period of twenty-four (24) months following the Date of Termination. Additionally, upon the Executive’s request, at any time within eighteen (18) months following the Date of Termination, the Company will provide third-party concierge advisory services, at the Company’s expense, to assist the Executive with the procurement of private health care coverage.
All other benefits, if any, due the Executive following termination pursuant to this Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company. The payments and benefits in this Section 8(c) to which the Executive is not otherwise entitled are given in consideration for the Release (as described in Section 8(i) below) and are in lieu of any severance plan, policy or program of the Company or any of its subsidiaries that may now or hereafter exist. The payments and benefits to be provided pursuant to this Section 8(c) shall constitute liquidated damages and shall be deemed to satisfy and be in full and final settlement of all obligations of the Company to the Executive under this Agreement.
The Executive acknowledges and agrees that such amounts are fair and reasonable, and are his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder. If, during the Continued Vesting Period for Retirement, the Executive breaches in any material respect any of his obligations under Section 9, the Continuing Obligations Agreement, or commences employment in an operating executive role at a for-profit operating company, either publicly listed or privately owned (a “Disqualifying Operational Role”), the Company may, upon written notice to the Executive terminate the Continued Vesting Period for Retirement and cease any benefits continuation coverage or payments, except in each case as required by applicable law. For the avoidance of doubt, the following will not constitute a Disqualifying Operational Role: (i) an operating executive role in a non-profit organization or in a government agency or other government position, (ii) a role as an investment management professional, or advisor to a private equity firm or venture capital firm with respect to a portfolio company (provided that such role is not an operating role within a portfolio company or at the General Partner itself), or (iii) a role as a Non-Executive Chair or on the board of directors of any organization, including a for-profit operating company or a private equity or venture capital firm.
If, during the twelve (12)-month period following the Date of Termination due to Retirement, the Executive commences employment in a Disqualifying Operational Role, then the Executive shall promptly repay to the Company all payments and benefits received pursuant to this Section 8(c). Further, if during the period between twelve (12) and thirty-six (36) months following the Date of Termination due to Retirement, the Executive commences employment in a Disqualifying Operational Role, then all continued vesting of equity awards pursuant to Section 8(c)(i)(B) shall immediately cease. If the Executive seeks to obtain a Disqualifying Operational Role during such three-year period, the Executive may seek a waiver of this provision upon written request to the Board of Directors and the Board shall reasonably consider such request in good faith. Any such waiver, if granted, must be in writing.
(d)Permanent Disability.
(i)The Executive’s employment hereunder shall terminate upon his Permanent Disability. Upon termination of the Executive’s employment due to Permanent Disability, the Executive shall, subject to Section 8(i) below, be entitled to receive, in addition to the Base Obligations, (A) the Pro-Rata Target Bonus paid, subject to Section 12(h), in a lump sum within thirty (30) days following the Release Effective Date (provided that if the sixty (60)-day period described in Section 8(i) below begins in one calendar year and ends in another, the Pro-Rata Target Bonus shall be paid not earlier than January 1 of the calendar year following the Date of Termination) and (B) accelerated vesting of all unvested equity compensation awarded to the Executive by the Company, effective as of December 31st of the year of termination and, in accordance with Section 5, each equity award agreement executed by the Executive and the Company shall describe the treatment of the equity awards under this Section 8(d). Any performance-based vesting will be based on actual performance goals during any complete performance period; vesting will be at target performance for grants vesting prior to the completion of a performance cycle. All other benefits, if any, due the Executive following termination pursuant to this Section 8(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any other severance plan, policy or program of the Company.
(ii)For purposes of this Agreement, “Permanent Disability” means either (A) the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (B) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Executive shall be deemed Permanently Disabled if he is determined to be (A) totally disabled by the Social Security Administration or (B) disabled in accordance with a disability insurance program, provided such definition of disabled under the program complies with the definition of Permanent Disability hereunder. Otherwise, such Permanent Disability shall be certified by a physician chosen by the Company and reasonably acceptable to the Executive (unless he is then legally incapacitated, in which case such physician shall be reasonably acceptable to the Executive’s authorized legal representative).

(e)Death. The Executive’s employment hereunder shall terminate due to his death. Upon termination of the Executive’s employment hereunder due to death, the Executive’s estate shall, subject to Section 8(i) below, be entitled to receive, in addition to the Base Obligations, (A) the Pro-Rata Target Bonus paid, subject to Section 12(h), in a lump sum within thirty (30) days following the Release Effective Date (provided that if the sixty (60)-day period described in Section 8(i) below begins in one calendar year and ends in another, the Pro-Rata Target Bonus shall be paid not earlier than January 1 of the calendar year following the Date of Termination) and (B) accelerated vesting of all unvested equity compensation awarded to the Executive by the Company, effective as of December 31st of the year of termination and, in accordance with Section 5, each equity award agreement executed by the Executive and the Company shall describe the treatment of the equity awards under this Section 8(e). Any performance-based vesting will be based on actual performance goals during any complete performance period; vesting will be at target performance for grants vesting prior to the completion of a performance cycle. All other benefits, if any, due the Executive’s estate following termination pursuant to this Section 8(e) shall be determined in accordance with the plans, policies and practices of the Company.
(f)For Cause by the Company or Without Good Reason by the Executive. The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason (other than Retirement). Upon termination of the Executive’s employment for Cause or without Good Reason (other than Retirement) pursuant to this Section 8(f), the Executive shall have no further rights to any compensation (including any Annual Bonus) or any other benefits under this Agreement other than the Base Obligations. All other benefits, if any, due the Executive following the Executive’s termination of employment pursuant to this Section 8(f) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy, or program of the Company.
(g)Termination in Connection with Change in Control by the Company Without Cause or by the Executive for Good Reason.
(i)If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the CIC Protection Period (as defined herein below), the Executive shall, subject to Section 8(i) below, be entitled to receive, in addition to the Base Obligations, the following payments and benefits (the “CIC Severance Benefits”):
(A)CIC Severance Payment. The Company shall pay the Executive a lump sum cash payment equal to (I) the sum of (x) two times the Base Salary paid to the Executive with respect to the calendar year immediately preceding the Executive’s Date of Termination and (y) two times the Target Bonus and (II) the Pro-Rata Target Bonus, which shall be paid, subject to Section 12(h), within thirty (30) days following the Release Effective Date (provided that if the sixty (60)-day period described in Section 8(i) below begins in one calendar year and ends in another, the cash payment shall be paid not earlier than January 1 of the calendar year following the Date of Termination).

If (i) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Section 4999”), and (ii) the Executive thereby would be subject to any United States federal excise tax due to that characterization, the Executive’s termination benefits hereunder will be reduced to an amount so that none of the amounts payable constitute excess parachute amounts payments if this would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by a neutral party designated by the Company and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes.
(B)Equity Vesting. The Executive shall, subject to Section 8(i), be entitled to receive accelerated vesting of all outstanding, unvested equity awards. The schedule for acceleration of the various equity awards will be governed by Section 12 (Change in Control) of the Stock Plan.
(C)Health and Welfare Benefits. The Company shall pay to Executive on a monthly basis during the CIC Coverage Period a taxable monthly cash payment equal to the COBRA premium for the highest level of coverage available under the Company’s group health plans, but reduced by the monthly amount that Executive would pay for such coverage if the Executive was an active employee. “CIC Coverage Period” shall mean the period (I) commencing on the first day of the month following the Release Effective Date (provided that if the sixty (60)-day period described in Section 8(i) below begins in one calendar year and ends in another, the CIC Coverage Period shall commence not earlier than January 1 of the calendar year following the Date of Termination) and (II) ending on the earlier of (x) the expiration of eighteen (18) months from the first day of the CIC Coverage Period, and (y) the date that the Executive is eligible for coverage under the health care plans of a subsequent employer. The payments provided by this Section shall be conditioned upon the Executive being covered by the Company’s health care plans immediately prior to the Date of Termination. The foregoing payments are not intended to limit or otherwise reduce any entitlements that Executive may have under COBRA. In addition, the Company shall continue to provide the Executive with the same level of accident (AD&D) and life insurance benefits upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the Executive’s Date of Termination (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control) for the same period for which the

Company shall provide the Executive with continued health care coverage payments.
All other benefits, if any, due the Executive following termination pursuant to this Section 8(g) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company. The payments and other benefits provided for in this Section 8(g) are payments and benefits to which the Executive is not otherwise entitled, are given in consideration for the Release and are in lieu of any severance plan, policy or program of the Company or any of its subsidiaries that may now or hereafter exist. The payments and benefits to be provided pursuant to this Section 8(g)(i) shall constitute liquidated damages and shall be deemed to satisfy and be in full and final settlement of all obligations of the Company to the Executive under this Agreement. The Executive acknowledges and agrees that such amounts are fair and reasonable, and are his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder. If, during the CIC Coverage Period, the Executive breaches in any material respect any of his obligations under Section 9 or the Continuing Obligations Agreement, the Company may, upon written notice to the Executive, (x) terminate the CIC Coverage Period and cease to make any further payments of the CIC Severance Payment and (y) cease any health and welfare benefits and payments, except in each case as required by applicable law.
(ii)For purposes of this Agreement “Change in Control” means the first to occur of any one of the following events:
(A)any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than (1) the Company, (2) any Person who becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Company’s then outstanding securities eligible to vote in the election of the Board (“Voting Securities”) as a result of a reduction in the number of Voting Securities outstanding due to the repurchase of Voting Securities by the Company unless and until such Person, after becoming aware that such Person has become the beneficial owner of more than 50% of the then outstanding Voting Securities, acquires beneficial ownership of additional Voting Securities representing 1% or more of the Voting Securities then outstanding, (3) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (4) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Securities), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Securities (not including any securities acquired directly (or through an underwriter) from the Company or the Companies);
(B)the date on which, within any twelve (12)-month period (beginning on or after the Effective Date), a majority of the directors then serving on the Board are replaced by directors not endorsed by at least two-thirds (2/3) of the members of the Board before the date of appointment or election;
(C)there is consummated a merger or consolidation of the Company with any other corporation or entity or the Company issues Voting Securities in connection with a merger or consolidation of any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation that would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving or parent entity) more than 50% of the Company’s then outstanding Voting Securities or more than 50% of the combined voting power of such surviving or parent entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired more than 50% of the Company’s then outstanding Voting Securities (not including any securities acquired directly (or through an underwriter) from the Company or the Companies); or
(D)the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect); provided that such agreement or transaction of similar effect shall in all events require the disposition, within any twelve (12)-month period, of at least 40% of the gross fair market value of all of the Company’s then assets; other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, in no event shall a Change in Control be deemed to occur hereunder unless such event constitutes a change in ownership of the Company, a change in effective control of the Company or a change in ownership of a substantial portion of the Company’s assets within the meaning of Section 409A.
(iii)For purposes of this Agreement “CIC Protection Period” means the two (2) years following the occurrence of a Change in Control; provided that, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason within six (6) months prior to a Change in Control, then the termination will be treated for all purposes of this Agreement as having occurred immediately following the Change in Control and during the CIC Protection Period (provided such protection will end if such agreement is terminated or the transaction is abandoned).

(h)Mitigation; Offset. Following the termination of his employment under any of the above clauses of this Section 8, the Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate the Company’s obligations hereunder; nor shall the payments provided by this Section 8 be reduced by the compensation earned by the Executive as an employee or consultant from such subsequent employment or consultancy.
(i)Release. Notwithstanding anything to the contrary in this Agreement, receipt of the Severance Benefits and the CIC Severance Benefits or other compensation or benefits under this Section 8 (other than the Base Obligations), if any, by the Executive is subject to the Executive executing and delivering to the Company a general release of claims following the Date of Termination, in substantially the form attached as Exhibit B (the “Release”), that, within sixty (60) days following the Executive’s Date of Termination, has become irrevocable by the Executive (such date the Release becomes irrevocable being the “Release Effective Date”). If the Executive dies or becomes legally incapacitated prior to the Release Effective Date, then the Release requirements described in the preceding sentence shall apply with respect to the Executive’s estate and the Release shall be modified as reasonably necessary to allow for execution and delivery by the personal representative of the Executive’s estate or the Executive’s authorized legal representative, as applicable.
9.Non-Competition. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:
(a)Non-Competition. For a period of twelve (12) months following the Date of Termination (the “Restricted Period”), regardless of the circumstances surrounding such termination of employment, the Executive will not, directly or indirectly without prior “Written Permission” (as defined below) (i) engage in any “Competitive Business” (as defined below) for the Executive’s own account while he is in self-employment or acting as a sole proprietor, (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the Effective Date) between the Company and customers or suppliers of the Company. For the avoidance of doubt, the Restricted Period shall apply only if the Date of Termination occurs on or before the last day of the Term, but if the Date of Termination occurs on or before the last day of the Term, the full Restricted Period shall apply regardless of the time remaining in the Term on the Date of Termination. The Executive may seek a waiver of all or part of his Restricted Period upon written request to the Chief Legal Officer, who shall reasonably consider such request in good faith.  Any such waiver, if granted, must be in writing, in advance of the Executive accepting any offers of engagement from the applicable entity.
For purposes of this Agreement, “Competitive Business” shall mean (x) any national securities exchange registered with the Securities and Exchange Commission, (y) any electronic communications network or (z) any other entity that engages in substantially the same business as the Company, but only to the extent that (i) the Company’s most recent annual revenue for that similar business unit equals or exceeds 5% of the Company’s revenues (less transaction-

based contra-revenues (i.e., rebates)), as reported in the Company’s most recent Form 10-K, or (ii) the entity’s most recent annual revenue for that similar business unit equals or exceeds 5% of the entity’s revenues (less transaction-based contra-revenues (i.e., rebates)) as reported in the entity’s most recent Form 10-K (if applicable) or other financial statements (if such entity does not file a Form 10-K).
For purposes of this Agreement, “person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust or association. “Written Permission” shall mean any permission granted by the Company’s Chief Legal Officer in writing, which shall apply a reasonable, good faith consideration of the request based on factors including, without limitation, the role the Executive will occupy, the Company’s strategic plans, any potential competitive threats posed, and the size of revenue associated with any competing products and services offered by the Competitive Business.
(b)Securities Ownership. Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent or more of any class of securities of such person.
(c)Severability. It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, in the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
10.Specific Performance. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of Section 9 above would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
11.Disputes. Except as provided in Section 10 above, any dispute arising between the parties under this Agreement, under any statute, regulation, or ordinance, under any other agreement between the parties, and/or in way relating to the Executive’s employment, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with the AAA’s Employment

Arbitration Rules as modified herein. The arbitration shall be conducted by a panel of three arbitrators that is mutually agreeable to both the Executive and the Company, all in accordance with AAA’s Employment Arbitration Rules then in effect. If the Executive and the Company cannot agree upon the panel of arbitrators, the arbitration shall be settled before a panel of three arbitrators, one to be selected by the Company, one by the Executive, and the third to be selected by the two persons so selected, all in accordance with AAA’s Employment Arbitration Rules. Each party shall pay their own costs and expenses, including, without limitation, attorney’s fees and costs, except that the Company shall pay the cost of the arbitrators and the filing fees charged to Executive by the AAA; provided that he has not brought a frivolous claim (as determined by the arbitrator). The award of the arbitrators shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in the State and City of New York. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of the Executive’s legal counsel, who also shall be bound by confidentiality obligations no less protective than the provisions set forth in the Continuing Obligations Agreement. In the event of any court proceeding to challenge or enforce an arbitrators’ award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information, as defined in the Continuing Obligations Agreement (and documents containing Confidential Information) under seal, subject to court order and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. Nothing contained in this Section 11 shall be construed to preclude the Company from exercising its rights under Section 10 above.
12.Miscellaneous.
(a)Acceptance. The Executive hereby represents and warrants, as a material inducement to the Company’s agreement to enter into this Agreement, that there are no legal, contractual or other impediments precluding the Executive from entering into this Agreement or from performing the services with the Company contemplated hereby. Any violation of this representation and warranty by the Executive shall render all of the obligations of the Company under this Agreement void ab initio and of no force and effect.
(b)Entire Agreement; Amendments. This Agreement, together with the equity award agreements between the Executive and the Company contain the entire understanding of the parties with respect to the employment of the Executive by the Company, and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter set forth herein. There are no restrictions, agreements, promises, warranties, or covenants by and between the Company and the Executive and undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.
(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)Successor; Assignment. This Agreement is confidential and personal and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive’s will or by the laws of descent and distribution. In the event of any attempted assignment or transfer contrary to this Section 12(d), the Company shall have no liability to pay the assignee or transferee any amount so attempted to be assigned or transferred. The Company shall cause this Agreement to be assumed by any entity that succeeds to all or substantially all of the Company’s business or assets and this Agreement shall be binding upon any successor to all or substantially all of the Company’s business or assets; provided, however, that no such assumption shall release the Company of its obligations hereunder, to the extent not satisfied by such successor, without the Executive’s prior written consent.
(e)Confidentiality of Tax Treatment and Structure. Notwithstanding anything herein to the contrary, each party and its representatives may consult any tax advisor regarding the tax treatment and tax structure of this Agreement and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of this Agreement and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.
(f)Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement; provided that all notices to the Company shall be directed to the attention of the General Counsel or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt:
if to the Company:
The Office of the General Counsel
Nasdaq, Inc.
151 W. 42nd Street
New York, NY 10036
if to the Executive:
his address as shown in the records of the Company
(g)Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(h)Section 409A. Notwithstanding any other provision of this Agreement, any payment, settlement or benefit triggered by termination of the Executive’s employment with the Company shall not be made until six months and one day following Date of Termination if such delay is necessary to avoid the imposition of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Any installment payments that are delayed pursuant to this Section 12(h) shall be accumulated and paid in a lump sum on the day that is six months and one day following the Date of Termination (or, if earlier, upon the Executive’s death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. For purposes of this Agreement, termination or severance of employment will be read to mean a “separation from service” within the meaning of Section 409A where it is reasonably anticipated that no further services would be performed after that date or that the level of services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. Additionally, the amount of expenses eligible for reimbursement or in-kind benefits to be provided during one calendar year may not affect the expenses eligible for reimbursement or any in-kind benefits to be provided in any other calendar year and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. All reimbursements shall be made no later than the last day of the calendar year following the calendar year in which the Executive incurs the reimbursable expense. This Agreement is intended to comply with the requirements of Section 409A (including the exceptions thereto), to the extent applicable, and the Agreement shall be administered and interpreted in accordance with such intent.  If any provision contained in the Agreement conflicts with the requirements of Section 409A (or the exemptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A (or the applicable exemptions thereto). The Company, after consulting with the Executive, may amend this Agreement or the terms of any award provided for herein in any manner that the Company considers necessary or advisable to ensure that cash compensation, equity awards or other benefits provided for herein are not subject to United States federal income tax, state or local income tax or any equivalent taxes in territories outside the United States prior to payment, exercise, vesting or settlement, as applicable, or any tax, interest or penalties pursuant to Section 409A. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to the Executive. This Section 12(h) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A.
(i)Clawback. The Executive agrees that compensation and benefits provided by the Company under this Agreement or otherwise will be subject to recoupment or clawback by the Company under any applicable clawback or recoupment policy of the Company that is generally applicable to the Company’s executives, as may be in effect from time-to-time, or as required by applicable law.
(j)Audit Rights. Any and all equity compensation of any kind due hereunder to Executive after the Date of Termination shall be accompanied by a detailed statement from the Company showing the calculation for such compensation for the period being measured. Within thirty (30) days after the delivery of such statement, the Executive may notify the Company of any objections or changes thereto, specifying in reasonable detail any such objections or changes.  If the

Executive does not notify the Company of any objections or changes thereto or if within twenty (20) days of the delivery of an objection notice the Executive and the Company agree on the resolution of all objections or changes, then such statements delivered by the Company, with such changes as are agreed upon, shall be final and binding.  If the parties shall fail to reach an agreement with respect to all objections or changes within such twenty (20)-day period, then all disputed objections or changes shall, be subject to resolution in accordance with Section 11 above.
(k)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(l)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and consistent with the Company’s bylaws related to indemnification of Directors and Officers.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
EXECUTIVE
/s/ Tal Cohen
Tal Cohen

NASDAQ, INC.
By:     /s/ Bryan E. Smith
    Name:    Bryan E. Smith
    Title:     Executive Vice President and
         Chief People Officer

Exhibit A
NASDAQ CONTINUING OBLIGATIONS AGREEMENT
I, the undersigned, hereby enter into this agreement (the “Agreement”) with Nasdaq, Inc. as of the signature date below (the “Effective Date”). Any reference in this Agreement to “I,” “me,” “my,” “mine,” or other like terms shall be deemed to refer to me. This Agreement supersedes any prior Continuing Obligations Agreements signed by me during my employment with the Company (as defined below).
During the course of my employment or engagement with Nasdaq, Inc. and/or its Affiliates (collectively, the “Company”) (hereinafter referred to as my “Engagement”), I understand that I will have access to, be given access to, and/or receive Confidential Information and Company Property. The Company regards the Confidential Information and Company Property as highly valued assets of the Company. Any unauthorized disclosure or use of the Confidential Information or Company Property would cause grave harm to the Company Parties. Therefore, to assure the confidentiality and proper use of Confidential Information and Company Property, and in consideration of my Engagement, my access to Confidential Information and Company Property, and the compensation paid or to be paid for my services during that Engagement, and pursuant to the mutual covenants and promises contained herein, I agree to the following:
1.Confidentiality and Company Property
I agree that all Confidential Information and Company Property is owned by and for the Company Parties exclusively, and I agree that I will use Confidential Information and Company Property solely for authorized, work-related purposes on behalf of the Company Parties, and not for personal or other non-work-related purposes. I agree that Confidential Information is a valuable and unique asset of the Company, and, except as provided in Section 6 of this Agreement, I covenant that I will not disclose any Confidential Information to any Person (except as my duties for the Company may require or as required by law or in a judicial or administrative proceeding) without the prior express written authorization of the Company.
Specifically, without limitation, I shall not, directly or indirectly, at any time during or after my Engagement, without prior express written authorization from the Company: (a) divulge, disclose, transmit, reproduce, convey, summarize, quote, share, or make accessible Confidential Information or non-public Company Property to any other Person; (b) use any Confidential Information or Company Property for any purpose outside the course of performing the authorized duties of my Engagement; (c) remove Company Property or Confidential Information from the Company Parties’ premises, except as expressly sanctioned by the Company provided there are appropriate security measures in place; or (d) review or seek to access any Confidential Information or Company Property except as required in connection with my work for the Company. Notwithstanding the above, I understand that I am not prohibited from discussing the terms and conditions of my Engagement with coworkers, union representatives, or others, pursuant to Section 7 of the NLRA, and nothing in this agreement prohibits me from responding to an inquiry from, or providing testimony before, the SEC, FINRA, etc. or filing a charge regarding a possible securities law violation.

Upon the termination of my Engagement for any reason, or if the Company so requests, I shall promptly deliver to the Company all Confidential Information, Company Property, or Physical Embodiments of either of the foregoing (collectively, “Returnable Property”) in my possession or under my control. If at any time after the termination of my Engagement I determine that I have any Returnable Property in my possession or control, I shall immediately: (a) notify the Company of such determination, and (b) return to the Company all such Returnable Property.
2.Non-Use of Other’s Confidential Information
During my Engagement, I will not (a) breach any agreement to keep in confidence any Confidential Information, knowledge, or data acquired by me prior to or independent of my Engagement; or (b) disclose to the Company, or use or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or to any other third party.
3.Non-Solicitation of Customers, Potential Customers and Employees
I agree that, for a period of twelve (12) months following the termination of my Engagement for any reason, I shall not, directly or indirectly, without express written consent from the Company’s Office of General Counsel:
(i)Interfere with any customer relationship the Company has with any of its current customers or potential customers that I had any involvement with, directly or indirectly, during the last twelve (12) months of my Engagement;
(ii)Solicit, or induce to enter into, any business arrangement with, any employee or contractor of the Company with whom I had any contact or a relationship with during the last twelve (12) months of my Engagement; or
(iii)Solicit, or induce to enter into, any business arrangement with, any employee or contractor of the Company’s customers that I knew, or reasonably could be expected to know, was solicited by the Company for any technology, operations, sales, or business role during the last twelve (12) months of my Engagement.
4.Non-Disparagement
I agree that I shall not, at any time during or after my Engagement, issue, circulate, publish, or utter any false or disparaging statements, remarks, opinions, or rumors about the Company or its shareholders unless giving truthful testimony under subpoena or court order. Notwithstanding the preceding sentence, I understand that I may provide truthful information to any governmental agency or self-regulatory organization with or without subpoena or court order. With the exception of communications made in a private corporate communication as an employee or consultant with regard to a listing decision of my employer or my consulting client, I agree that public communications regarding a preference for listing a security on a market other than a market operated by the Company, indicating that the quality of any of the Company’s securities markets as a securities market is in any way inferior to any other securities market or exchange, and/or indicating that the regulatory efforts or programs of the Company are or have been lax in any way, are specifically defined as disparaging and will constitute a material breach of this Agreement. Nothing in this paragraph, however, is intended to preclude or inhibit protected, concerted activity, nor shall it prevent me from making good faith, factual, and truthful statements related to listing with the Company as long as my statements are not based on Confidential Information.
The Company agrees to instruct all executive officers and members of the Board of Directors of the Company to not issue, circulate, publish, or utter any false or disparaging statements, remarks, opinions, or rumors about you to any third party unless giving truthful testimony under subpoena or court order.
5.Cooperation with the Company in Connection with Legal Proceedings
Subject to the Company’s compliance with its indemnification obligations (including advancement), I agree to reasonably cooperate with the Company in relation to any actual or threatened legal proceedings concerning Company-related matters about which I have relevant knowledge, even after the termination of my Engagement. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, delivery or similar expenses incurred by complying with this Section 5 (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
Additionally, at any time during or after my Engagement, if I receive a subpoena or process from any Person (including, but not limited to, any governmental agency) that may or will require me to disclose documents or information or provide testimony (in a deposition, court proceeding, or otherwise) regarding, in whole or in part, any of the Company Parties, any Confidential Information, or any Company Property (including any Nasdaq Inventions), I shall: (a) to the extent permissible by law, notify the Company’s Office of the General Counsel of the subpoena or other process as soon as practicable and no later than three business days of receiving it; and (b) to the maximum extent possible, not make any disclosure until the Company Parties have had a reasonable opportunity to contest the right of the requesting Person to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought.
6.Immunity for Disclosure of Trade Secrets in Certain Circumstances
I understand and acknowledge that, pursuant to 18 U.S.C. § 1833 (as defined in the Defend Trade Secrets Act of 2016) and notwithstanding anything else in this Agreement, I am permitted to disclose trade secrets to third parties under certain circumstances.
The relevant portion of 18 U.S.C. § 1833 is reproduced as follows:

(b) Immunity From Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing.
    (1) Immunity - An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that -
        (A) is made -
            (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and
            (ii) solely for the purpose of reporting or investigating a suspected violation of law; or
        (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
    (2) Use of trade secret information in anti-retaliation lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—
        (A) files any document containing the trade secret under seal; and
        (B) does not disclose the trade secret, except pursuant to court order.

I understand that nothing in this Agreement prohibits me from communicating with or reporting possible violations of law or regulation to any federal, state, or local governmental office, official, agency or entity, and that notwithstanding my confidentiality obligations set forth in Section 1 this Agreement, I will not be held civilly or criminally liable under any U.S. Federal or State trade secret law for disclosure of a trade secret made in accordance with the provisions of 18 U.S.C. § 1833. I understand that if a disclosure of trade secrets was not done in good faith pursuant to 18 U.S.C. § 1833, then I may be subject to criminal or civil liability, including, without limitation, punitive and exemplary damages, and attorneys’ fees.
7.Inventions
(a)Ownership of Nasdaq Inventions by the Company1
(i)As between me and the Company, all Nasdaq Inventions are owned by the Company. I hereby assign to Nasdaq, Inc., without any further consideration, all right, title, and interest in and to the Nasdaq Inventions, including all Intellectual Property Rights associated therewith. I agree that the foregoing assignment includes a present conveyance to Nasdaq, Inc. of
1    I understand and acknowledge that the provisions of this Agreement related to the Company’s ownership of the Nasdaq Inventions do not apply to any Invention that qualifies fully under the provisions of California Labor Code Section 2870, or which qualifies under any similar state law that may apply. California Labor Code Section 2870 provides that “[a]ny provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.”

ownership of Nasdaq Inventions that are not yet in existence as of the Effective Date.
(ii)I hereby agree that, to the extent permitted under applicable law, the Nasdaq Inventions constitute “works made for hire” and are deemed to be authored by Nasdaq, Inc.
(iii)To the extent, if any, that this Agreement does not provide Nasdaq, Inc. with full ownership, right, title and interest in and to the Nasdaq Inventions, I hereby grant Nasdaq, Inc. an exclusive, perpetual, irrevocable, fully-paid, royalty-free, worldwide license to use, exploit, reproduce, perform (publicly or otherwise), display (publicly or otherwise), create derivative works from, modify, improve, develop, protect, distribute, import, make, have made, sell, offer to sell or otherwise dispose of the Nasdaq Inventions, effective immediately on their creation, with the right to sublicense each and every such right, including through multiple tiers, alone or in combination. I intend that Nasdaq, Inc. has all substantial rights in the Nasdaq Inventions and associated Intellectual Property Rights throughout the world. To the extent that any Moral Rights in the Nasdaq Inventions cannot be assigned under applicable law, I hereby unconditionally and irrevocably waive and agree not to enforce any and all Moral Rights, including any limitation on subsequent modification, to the extent permitted under applicable law.
(iv)I agree to promptly make full disclosure to the Company of any and all Nasdaq Inventions. On request, such disclosure shall be made in writing. During and after my Engagement and at the Company’s request and expense, I will (1) assist the Company in every way necessary or desirable to establish or perfect the Company’s rights in the Nasdaq Inventions and associated Intellectual Property Rights throughout the world, including by executing in favor of the Company or its designee(s) any necessary or desirable documents, including patent and copyright assignment documents, and (2) consent to or join in any action to enforce any Intellectual Property Right associated with the Nasdaq Inventions. I agree that, if the Company is unable, because of my unavailability, mental or physical incapacity, or for any other reason, to secure my signature with respect to the purposes set forth in the preceding sentence, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Nasdaq Inventions and associated Intellectual Property Rights to further the prosecution, issuance, and enforcement of such Intellectual Property Rights with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and it is irrevocable.
(v)I agree to not challenge, dispute, or otherwise contest, or assist any Person in challenging, disputing, or otherwise contesting, the validity, enforceability, or ownership of any Intellectual Property Rights (including those associated with the Nasdaq Inventions) owned by or asserted to be owned by the Company or its designees. For the avoidance of doubt, I agree to the foregoing without regard to whether any such challenge, dispute, or contest would make use of any Confidential Information or Company Property.

(vi)I agree to assist the Company in enforcing the Intellectual Property Rights associated with the Nasdaq Inventions; though if I am requested by the Company to render such assistance after the termination of my Engagement, I shall be entitled to: (1) if allowable under applicable law, a fair and reasonable rate of compensation for such assistance; and (2) reimbursement of any reasonable expenses incurred at the request of the Company relating to such assistance.
(b)Non-Use of My Personal Inventions
Without limiting any of my obligations under this Section 7, I agree that I will not integrate or incorporate any of My Personal Inventions into any product, service, or other offering of the Company. Notwithstanding the foregoing prohibition, if I integrate or incorporate, or allow the integration or incorporation of, any of My Personal Inventions into any product, service, or other offering of the Company, I agree that I will make no claim against the Company with respect to such of My Personal Inventions. “My Personal Inventions” means Inventions in which I personally possess any right, title, or interest. As examples, My Personal Inventions may include Inventions that qualify as My Personal Inventions under the preceding definition and that I (i) developed prior to my Engagement or (ii) develop during my Engagement but which do not qualify as owned by the Company pursuant to the terms of this Section 7.
8.Injunctive Action; No Third-Party Beneficiaries; Duration of Obligations Extends Past Engagement
I acknowledge that all of the terms and provisions of this Agreement, along with all restrictions, prohibitions, and obligations created thereunder (with such terms, provisions, restrictions, prohibitions, and obligations being, collectively, “Obligations”), are reasonable and necessary for the protection of the Company Parties and their respective businesses. I agree that my breach of any of the Obligations may result in irreparable injury to the Company Parties, that monetary relief alone may be inadequate to redress such a breach, and further that the Company shall be entitled to seek an injunction to prevent and/or remedy such a breach (without first having to post a bond).
In any proceeding for an injunction and upon any motion for a temporary or permanent injunction (“Injunctive Action”), the Company’s right to receive monetary damages shall not be a bar or interposed as a defense to the granting of such injunction. The Company’s right to an injunction is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, including any remedy the Company may seek in any arbitration brought pursuant to Section 9 of this Agreement.
I hereby irrevocably submit to the jurisdiction of the courts of New York (or the jurisdiction in which I am assigned to work in at the time of the issue under dispute) for any Injunctive Action and waive any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision, unless the Company has opted for another jurisdiction. Upon the issuance (or denial) of an injunction, the underlying merits of any such dispute shall be resolved in accordance with Section 9 of this Agreement.

This Agreement is intended solely for the benefit of me, the Company, and our and respective permitted successors or assigns; notwithstanding any provision of this Section 8, it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person other than me and the Company. I understand that the Company has the right to bring an Injunctive Action or seek monetary damages or any other remedy for a breach of this Agreement that injures the Company’s customers or prospective customers, but the Company is under no obligation to do so.
Unless explicitly set forth herein, none of the Obligations in this Agreement are limited in time; and all Obligations, unless explicitly set forth herein, shall survive the termination of my Engagement, regardless of the reason for such termination.
9.Arbitration
Except as provided in Section 8 of this Agreement, any dispute arising between the Parties under this Agreement, under any statute, regulation, or ordinance, under any other agreement between the Parties, and/or in way relating to my engagement by the Company (other than sexual harassment or sexual assault claims, unless agreed to by all parties), shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) (or local arbitration body for disputes outside of the U.S.) for resolution.
The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules, as modified herein, including, without limitation, the AAA Employment/Workplace Fee Schedule and Costs of Arbitration, as in effect from time-to-time (or the rules of the local arbitration body for disputes outside of the U.S.). The arbitration shall be conducted in the state/jurisdiction where I work, unless the parties mutually agree to another location. The arbitrator shall apply the applicable state/local jurisdiction law, depending on the nature of the claim(s) at issue, including federal law as applied in such state where applicable.
The arbitration shall be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and who shall have prior experience arbitrating employment disputes. However, if any disputes arising between the Parties under the Agreement concern any Inventions or Intellectual Property Rights, the single arbitrator shall be an attorney who specializes in the field of intellectual property law and who shall have prior experience arbitrating intellectual property disputes.
The award of the arbitrator shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court of the applicable jurisdiction. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in the applicable jurisdiction and agree to venue in that jurisdiction.
To the fullest extent allowable under applicable, the arbitration shall be conducted on a strictly confidential basis. This means that I shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of my legal counsel, who also shall be bound by these confidentiality terms. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding; agree to file all Confidential Information (and documents containing Confidential Information) under seal; and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement, all to the extent allowable under the laws of that jurisdiction. The Company shall pay the costs of the arbitration and the arbitrators.
10.Governing Law; Amendment; Waiver; Severability
Except as provided in Paragraph 9 regarding arbitration of disputes, this Agreement shall be construed in accordance with and shall be governed by the laws of the State of New York (or the jurisdiction in which I am assigned to work in at the time of the issue under dispute), excluding any choice of law principles. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and may not be amended, discharged, or terminated, nor may any of its provisions be waived, except upon the execution of a valid written instrument executed by me and the Company.
If any term or provision (or any portion thereof) of this Agreement is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions (and all other portions thereof) of this Agreement shall nevertheless remain in full force and effect.
Upon a determination that any term or provision (or any portion thereof) of this Agreement is invalid, illegal, or incapable of being enforced, the Company and I agree that an arbitrator or reviewing court shall have the authority to amend or modify this Agreement so as to render it enforceable and effect the original intent of the Parties to the fullest extent permitted by applicable law.
11.Definitions
All capitalized terms used in this Agreement, along with their tenses, cases, and correlatives, shall have the defined meanings attributed to them in this Section or in the other Sections where such defined meanings are provided.
“Affiliate” means, with respect to any entity, another entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such entity. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.
“Company Parties” means the Company and Company’s customers or prospective customers.
“Company Property” means all property and resources of the Company Parties, or any Company Party, including Confidential Information, each Company Party’s products, each Company Party’s computer systems, and all software, e-mail, web pages, databases, telephone, and facsimile services, and other administrative and/or support services provided by the Company

Parties. I further agree that Company Property shall include Nasdaq Inventions without regard to whether they also may be considered Confidential Information as defined in this Agreement.
“Confidential Information” means any non-public, proprietary information regarding the Company Parties, in any Physical Embodiment or format, including all personal information, financial data, commercial data, trade secrets, business plans, business models, organizational structures and models, business strategies, pricing and advertising techniques and strategies, research and development activities, software development, market development, exchange registration, studies, market penetration plans, listing retention plans and strategies, marketing plans and strategies, communication and/or public relations products, plans, programs, recruiting strategies, databases, processes, work product or inventions, financial formulas and methods relating to Company Parties’ business, computer software programs, accounting policies and practices, and all strategic plans or other matters, strategies, and financial or operating information pertaining to current or potential customers or transactions (including information regarding each Company Party’s current or prospective customers, customer names, and customer representatives), templates and agreements, and all other information about or provided by the Company Parties, including information regarding any actual or prospective business opportunities, employment opportunities, finances, investments, and other proprietary information and trade secrets. Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Notwithstanding the above, Confidential Information shall not include any information that: (a) was known to me prior to my Engagement as evidenced by written records in my possession prior to such disclosure; or (b) is generally and publicly available and known to all Persons in the industries where the Company conducts business, other than because of any unauthorized disclosure by me.
“Intellectual Property Rights” means all of the following, whether protected, created, or arising under the laws of the United States or any other jurisdiction throughout the world, via statute, common law, equity, regulation, or other legal mechanism: (a) patents, patent applications, and design rights (including industrial design rights); (b) rights in works of authorship, including copyrights, Moral Rights, and mask work rights; (c) trademarks and service marks, and rights in trade names, trade dress, domain names, and any other indicia of source or origin; (d) trade secrets and other rights in know-how and confidential or proprietary information; (e) any rights in, to, or arising under any Invention; (f) any registrations or applications for registration for any of the foregoing (a)-(e), including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, rights subject to and/or arising out of post-grant review (including re-examinations) and extensions (as applicable); (g) all contract and licensing rights and all claims and causes of action of any kind with respect to any of the foregoing (a)-(f), including the right to sue and recover damages or other compensation and/or obtain equitable relief for any past, present, or future infringement or misappropriation thereof; and (h) any right analogous to any right set forth above in (a)-(g).
“Inventions” means: (a) inventions, invention disclosures, discoveries, ideas, developments, improvements, technology, algorithms, and designs (including industrial designs, user interface designs, user experience designs, and other types of designs); (b) original works of authorship, copyrightable expression, research, computer software (including source code), computer programs, and mask works; (c) trademarks, service marks, certification marks, logos, slogans, symbols, domain names, social media accounts, handles and identifiers, and any other indicia of source or origin; (d) trade secrets, know-how, data, databases, information, formulas, patterns, processes, technical information, business information, information regarding sales or potential sales and other commercial relationships, business methods or processes, marketing plans, customer lists, vendor lists, and other types of proprietary or confidential information; and (e) trading systems, trading strategies, and trading methodologies. The foregoing definition shall apply regardless of whether or not the Inventions are subject to protection under patent, copyright, trade secret, industrial design, trademark, or other type of intellectual property right, whether registered or unregistered.
“Moral Rights” means all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like.
“Nasdaq Inventions” means Inventions that are (a) made, conceived, expressed, developed, diligently worked on to reduce to practice, or reduced to practice by me (solely or jointly with others) during or as a result of my Engagement or using Company Property and (b) which relate in any manner to the Company, the business of the Company (including the services the Company provides to any of the Company Parties), or my Engagement.
“Person” means a natural person, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, trust, estate, association, corporation or any other legal entity or government authority.
“Physical Embodiments” means originals, copies, reproductions, documents, materials, records, papers, notebooks, files stored on or in electronic or cloud-based media, and any other embodiment, in any format whatsoever, including in hard-copy formats, such as paper and electronic or digital media, including, without limitation, computer-readable files, drives, disks, cloud-based information, and other electronic media that may be developed in the future.
12.Miscellaneous
Other than any Contractor Agreement (as defined in Section 13), I agree that I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.
This Agreement is binding upon, and shall inure to the benefit of, me and the Company and our respective heirs, executors, administrators, successors, and assigns.
I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent must be obtained from the Company’s Office of General Counsel, and which consent may be withheld in the Company’s sole discretion; and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign this Agreement, in whole or in part, to any Company entity, and I expressly consent to be bound by the provisions of this Agreement for the benefit of any Company entity without the necessity that this Agreement be re-executed at the time of such transfer.
Without limiting the scope or generality of the terms of this Agreement in any way, I acknowledge and agree that the terms of this Agreement and all discussions regarding this Agreement are confidential, and accordingly I agree not to disclose any such information to any Person except to my attorney(s) or as otherwise may be required by law. I confirm that I may consult with an attorney regarding the provisions of this Agreement, including the nonsolicit provisions as applicable to me, and that I have a fourteen (14)-day waivable consideration period for these provisions. Notwithstanding the foregoing, I may disclose to any prospective employer the fact and existence of this Agreement, and I may provide copies of this Agreement to such entity. The Company also has the right to apprise any prospective employer of the terms of this Agreement and provide copies to any such prospective employer.
This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party, notwithstanding which Party may have drafted it. The headings herein are included for reference only and are not intended to affect the meaning or interpretation of the Agreement.
13.Other Terms of My Engagement
Nothing in this Agreement alters the at-will nature of my Engagement. I acknowledge and agree that my Engagement is at-will, which means that both I and the Company shall have the right to terminate my Engagement at any time, for any lawful reason, with or without cause and with or without prior notice, subject to the terms in that Employment Agreement dated March ____, 2025 between me and the Company. If another agreement that establishes a third-party contractor relationship (or independent consultant relationship, or any other similar non-employee relationship) between me and the Company (a “Contractor Agreement”) exists, the written terms of such Contractor Agreement supersede any conflicting terms in this Agreement.
14.Signature
I hereby acknowledge and accept the terms of this Agreement as of the Effective Date, via my manual or electronic (e.g., DocuSign) signature, as reflected below.
Signature: /s/ Tal Cohen                Date: March 10, 2025
Print Name: Tal Cohen

Exhibit B
Release of Claims
GENERAL RELEASE
WHEREAS, Tal Cohen (hereinafter referred to as the “Executive”) and Nasdaq, Inc. (hereinafter referred to as “Employer”) are parties to an Employment Agreement, dated March ____, 2025 (the “Employment Agreement”), which provided for the Executive’s employment with Employer on the terms and conditions specified therein; and
WHEREAS, the Executive has agreed to execute a release of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Employer.
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by the Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:
1.Excluding enforcement of the covenants, promises and/or rights reserved herein, the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all Claims (as defined below) through the date of this Release. You agree not to file a lawsuit or arbitration to assert any such Claim. Further, you agree that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, you will not seek or accept any personal relief in such action.
(a)Definition of “Claims.” Except as stated below, “Claims” includes without limitation all actions or demands of any kind that you may now have or have had or reasonably known you should have had (although you are not being asked to waive Claims that may arise after the date of this Agreement). More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected. The nature of Claims covered by this release includes without limitation all actions or demands in any way based on your employment with the Company, the terms and conditions of such employment, or your separation from employment. More specifically, all of the following are among the types of Claims which are waived and barred by this General Release of Claims to the extent allowable under applicable law and are considered illustrative but not exhaustive:
•Contract Claims, whether express or implied;
•Tort Claims, such as for defamation or emotional distress;

•Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;
•Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, genetic information, national origin, or any other legally protected class;
•Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act as amended, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, and similar state and local statutes, laws and ordinances, including, but not limited to, the New York State Human Rights Law, the New York Labor Act, the New York Equal Pay Law, the New York Civil Rights Law, the New York Rights of Persons With Disabilities Law, and the New York Equal Rights Law, all as amended;
•Claims under the Employee Retirement Income Security Act (other than rights to vested benefits), the Occupational Safety and Health Act, the False Claims Act, and similar state and local statutes, laws and ordinances;
•Claims for wrongful discharge; and
•Claims for attorneys’ fees, including litigation expenses and/or costs;
provided, however, that this release shall not apply to any of the obligations of Employer or any other Releasee under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement; and provided, further, that this release shall not apply to any rights the Executive may have to obtain contribution, advancement or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and bylaws, coverage under Employer’s directors and officers or similar liability insurance (which rights survive and are incorporated herein by reference) or otherwise.
(b)Exclusions: Notwithstanding any other provision of this release, the following are not barred by the release: (i) Claims relating to the validity of this General Release; (ii) Claims by either party to enforce this General Release or the Employment Agreement (including that Continuing Obligations Agreement dated March ____, 2025); (ii) Claims which are not legally waivable, including SEC whistleblowing claims pursuant to Rule 21F-17. In addition, this General Release of Claims will not operate to limit or bar your right to file an administrative charge of discrimination with the Equal Employment Opportunity Commission (EEOC) or to testify, assist or participate in an investigation, hearing or proceeding conducted by the EEOC. However, the Release does bar your right to recover any personal or monetary relief, including if you or anyone on your behalf seeks to file a lawsuit or arbitration on the same basis as the charge of discrimination. Additionally, nothing in this Release should have a chilling effect on your ability to engage in whistleblowing activity, by prohibiting or restricting you (or your attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC or FINRA regarding your employment at the Company, and nothing prevents you from reporting to, communicating with, contacting, responding to an inquiry from, providing relevant information to, participating or assisting in an investigation conducted by, or receiving a monetary award from the SEC or any other governmental enforcement agency related to such communication (except as noted in Section 1(a) above).
2.The Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that the Executive does not know or suspect to exist in the Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.
3.The Executive understands that he has been given a period of twenty-one (21) days to review and consider this General Release before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. The Executive further understands that he may use as much of this twenty-one (21)-day period as the Executive wishes prior to signing.
4.The Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within seven days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to Office of the General Counsel, Nasdaq, Inc., One Liberty Plaza, New York, New York 10006. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after the Executive signs this General Release. If the Executive revokes the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended, Employer shall have no obligations to the Executive under Section 8 (other than the Base Obligations) of the Employment Agreement.
5.The Executive and Employer respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.
6.This General Release shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that the Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts. Further, this Agreement shall not in any way be construed as an admission by the Executive that the Executive has acted wrongfully.
7.It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.
8.The Executive represents and agrees (a) that the Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that the Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that the Executive is voluntarily entering into this Agreement.
9.This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This General Release is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.
PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF This General Release is executed by the Executive and Employer as of the ___day of __________, 20__.

Tal Cohen
NASDAQ, INC.
By:
    Name:
    Title:

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